August 24, 2026
Sean Piche
29 Stoneham Dr.
Livingston, NJ 07039
Dear Sean:
We are delighted to make this offer for you to join Curiosity Inc. (d/b/a Curiosity Stream) as a full-time employee. This letter summarizes the terms and conditions of the offer of employment.
1.Job Title: You would fill the position of Chief Financial Officer, currently reporting to President and Chief Executive Officer, Clint Stinchcomb.
2.Start Date: Your effective start date would be September 1, 2026 (Start Date). For the avoidance of doubt, the July 21, 2026 Services Agreement between Curiosity Stream and Piche Financial Advisory Services LLC will terminate effective August 31, 2026.
3.Salary; Performance Bonus: Your annual base salary will be $120,000 for the remainder of 2026 (i.e., $10,000 per month), increasing to $180,000 effective January 1, 2027 (i.e., $15,000 per month). You will also be eligible for an annual performance bonus in the amount of 100% of your annual base salary, calculated based on the company’s business plan and performance against approved budgets and goals and prorated for a partial year of service during start year (i.e., $40,000 in respect of your service in 2026 if the company’s 2026 annual bonus plan pays out at 100%). No bonus is guaranteed and a bonus should not be relied upon. Any bonus would normally be paid during March or April of the year subsequent to the year in which performance was measured, and participants must be employed by Curiosity Stream through the payment date to be eligible to receive any bonus. Paydays are semi-monthly with pay periods ending on the 15th and on the last day of each month.
4.Long-Term Incentive Plan: Subject to Curiosity Stream’s Board of Directors Compensation
Committee approval, other terms and conditions of Curiosity Stream’s Inducement Equity Incentive
Plan, an award agreement on or about your Start Date, and applicable law, we will award you 150,000 restricted stock units, one half (75,000) vesting on the one-year anniversary of the award date and the remainder vesting in increments of 25,000 units on each of the second, third and fourth anniversaries of the award date.
5.Benefits: You would be eligible for Curiosity Stream’s benefits, including medical and dental coverage, starting the first day of the first month following your Start Date (i.e., October 1). For information about the company’s vacation and other paid leave policies, please consult the company Employee Handbook, of which you will receive a copy and which is posted on the company intranet. After the three-month anniversary of your Start Date, you will be eligible to enroll in the company- sponsored 401K savings plan at the next scheduled enrollment date (i.e., January 1, 2027).

We understand that you intend to perform the majority of your duties remotely but will be in the company’s offices (and available for other travel) as needed or as reasonably requested. We also understand that Piche Advisory Services LLC is currently under engagement by Men In Blazers and you have the company’s permission to continue such work for Men in Blazers on an ongoing basis provided there continues to be no interference or conflict with your work for Curiosity Stream.
This offer is contingent on completion of a satisfactory background check, satisfactory reference checks and your having the right to work for Curiosity Stream in the United States and valid, up-to-date documentation of the same. In onboarding, you would be required to sign and acknowledge company policies such as confidentiality and code of conduct.
It should be understood that compensation and advancement are based on your performance and the needs of Curiosity Stream at a given time. It is important to note that any oral statements on the part of managers, owners or other employees of Curiosity Stream concerning conditions of employment are superseded by the terms of this letter and other written policies of the company.
The employment relationship between you and Curiosity Stream is based on the mutual consent of you and
Curiosity Stream. Your employment with Curiosity Stream is not for a specified period of time, but rather is “at will”. Accordingly, while we have every hope that the employment relationship will be mutually beneficial and rewarding, you and the company each retain the right to terminate the employment relationship at any time, and Curiosity Stream retains the right to modify your position or compensation at any time, with or without cause or notice. In addition, you will be expected to become familiar with and to abide by the policies contained in the company Employee Handbook, including as it may be modified from time to time.
Further, upon termination of your employment, you will not be eligible to receive any bonus, commission, equity award or any other benefit, except to the extent that, on or before the termination date, your right to receive a benefit has vested in accordance with the express terms and conditions of any employee benefit plan or program in which you participate.
I trust you will find this letter comprehensive and consistent with your discussions with us.
If you have any questions or concerns regarding the above, please call me. This offer letter is valid for three days from the date at the top of the letter. Please sign the letter where it indicates your acceptance and return it to my attention.
Sean, we would be proud to have you on our team and look forward to a mutually rewarding association.

Sincerely,

Tia Cudahy
Chief Operating Officer
Accepted: ___________________________________Date: ______8/24/26__________